EXHIBIT 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-153062, 333-147436, and 333-121563) and Form S-8 (Nos. 333-171952, 333-160403, 333-153595, 333-133001, 333-70838, and 333-49396) of Communication Intelligence Corporation and its subsidiary of our report dated March 29, 2011 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), which appears on page F-1 of this annual report on Form 10-K for the year ended December 31, 2010.

/s/ GHP Horwath, P.C.
Denver, Colorado
March 29, 2011